Exhibit 10.20

                           CHANGE OF CONTROL AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 28th day of April 1998.
BETWEEN:

           PRUDENTIAL STEEL LTD., a corporation incorporated under the laws of Canada (hereinafter referred to as the "Corporation")

                               OF THE FIRST PART

                                     - and -

          J. D. WILSON, an individual resident in the City of Calgary, in the Province of Alberta (hereinafter referred to as the
                                  "Executive")

                               OF THE SECOND PART


WHEREAS the Corporation recognizes the valuable service that the Executive has provided and is continuing to provide to the Corporation and believes that it is reasonable and fair that the Executive receive appropriate treatment in the event of a Change of Control (as hereinafter defined);

AND WHEREAS the Corporation further recognizes that the Executive has acquired special skills relating to his extensive familiarity with the business of the Corporation;

AND WHEREAS in the event of a Change of Control, there is a possibility that the employment of the Executive would be terminated without cause or adversely modified and the Executive has expressed concern in that regard to the Corporation;

AND WHEREAS the Executive has provided additional service to the Corporation and the directors of the Corporation have undertaken consultation and received advice on current industry practice with respect to contracts of this nature;

AND WHEREAS the directors of the Corporation have determined that it would be in the best interests of the Corporation to induce the Executive to remain in the employ of the Corporation by indicating that in the event of a Change of Control, the Executive would have certain automatic and guaranteed rights;

AND WHEREAS the Corporation and the Executive wish formally to agree to the terms and conditions which will govern the termination or modification of the employment of the Executive in the event of a Change of Control;

NOW THEREFORE in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:


                                    ARTICLE 1
                                    RECITALS

1.1 The parties agree, and represent and warrant to each other, that the above recitals are true and accurate.

                                    ARTICLE 2
                                 INTERPRETATION

2.1 The headings of the Articles and Sections herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

2.2 This Agreement shall be construed and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta with respect to any matters arising out of this Agreement.

2.3 If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and it shall be deemed to be severed from this Agreement without affecting the enforceability or validity of the remaining provisions of this Agreement. Each provision is deemed to be separate and distinct and all provisions, Articles, Sections and paragraphs of this Agreement are intended to be so severable.

2.4 For the purposes of this Agreement, the following terms shall have the following meanings, respectively: (a) "Annual Salary" means the base annual salary received by the Executive during the year in which the Change of Control occurs plus the bonus that would be earned for such year based upon such annual salary, provided that the bonus for such year shall be calculated assuming that 100% of the year's target for earnings per share for bonus purposes is achieved;
(b) "Change of Control" means: (i) the acceptance by the holders of shares of the Corporation, representing in the aggregate more than thirty-five per cent (35%) of all issued voting shares of the Corporation, of any offer, whether by way of a take-over bid or otherwise, for all or any of the shares of the Corporation; or (ii) the acquisition hereafter, by whatever means, of ownership or control of more than thirty-five per cent (35%) in the aggregate of all issued voting shares of the Corporation by any companies and/or individuals acting in concert (any or all of the aforesaid hereinafter referred to as the control group); or (iii) the acquisition of ownership or control of less than thirty-five per cent (35%) in the aggregate of all issued voting shares of the Corporation whereby the voting of such shares allows and results in the election of a majority of the directors of the Corporation or the assumption of the effective management of the Corporation; (iv) the making of any agreement by the Corporation to merge, consolidate or amalgamate, which causes the Corporation to be absorbed into another company; or (v) the sale by the Corporation of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary of the Corporation). (c) "Date of Termination" shall mean the date of termination of the Executive's employment; (d) "Disability" means any physical or mental incapacity, disease or affliction as determined by a legally qualified medical practitioner selected by the Corporation, which prevents the Executive to a substantial degree from performing his obligations; (e) "Good Reason" shall include, without limitation, the occurrence within two years after the occurrence of a Change of Control of any of the following without the Executive's written consent (except in connection with the termination of the employment of the Executive for Just Cause or Disability): (i) a change which reduces the Executive's responsibilities in effect immediately prior to the Change of Control; or (ii) a reduction by the Corporation of the Executive's base annual salary, benefits or any other form of remuneration or any change in the basis upon which the Executive's salary, benefits or any other form of remuneration payable by the Corporation is determined and calculated; provided that base annual salary, benefits or such other remuneration may be reduced or the basis upon which they are calculated changed if the aggregate compensation to be received by the Executive provides the same overall economic benefit to the Executive; (iii) the Corporation relocating the Executive to any place other than the location at which he performed his duties for the Corporation immediately prior to the Change of Control, except for required travel on the Corporation's business to an extent substantially consistent with the Executive's obligations immediately prior to the Change of Control; or (iv) any failure by the Corporation to provide the Executive with the number of paid vacation days to which he was entitled immediately prior the Change of Control or the Corporation failing to increase such paid vacation on a basis consistent with practices in effect immediately prior to the Change of Control or with practices implemented subsequent to the Change of Control with respect to the senior executives of the Corporation, whichever is more favourable to the Executive; or (v) the failure by the Corporation to obtain, in a form satisfactory to the Executive, an effective assumption of its obligations under this Change of Control Agreement; (f) "Just Cause" shall mean: (i) the continued failure by the Executive to substantially perform his duties after the Corporation has given the Executive reasonable notice of such failure and a reasonable opportunity to correct it; or (ii) the engaging by the Executive in any act which is materially injurious to the Corporation, monetarily or otherwise; or (iii) the engaging by the Executive in any criminal act of dishonesty resulting or intended to result directly or indirectly in personal gain of the Executive at the Corporation's expense.


                                    ARTICLE 3
                        TERMINATION ON CHANGE OF CONTROL

3.1 If the Executive's employment is terminated by the Corporation, other than for Just Cause, Disability or death, within one hundred and eighty (180) days of the occurrence of one of the events set forth in Clause 2.4(b) of this Agreement, or if the Executive's employment is terminated by the Executive for any reason at his sole discretion within sixty (60) days of the occurrence of one of the events set forth in Clause 2.4(b) of this Agreement or if the Executive's employment is terminated by the Executive for Good Reason, then: (a) The Corporation shall pay the Executive within ten (10) days after the Date of Termination (or within such other reasonable period to effect tax planning at the request of the Executive) and to the extent permitted by law, a sum equal to: 3 times the Annual Salary; (b) The Executive shall be reimbursed all expenses incurred by him prior to the Date of Termination; (c) The Corporation shall continue to pay the appropriate premiums in respect of all rights and benefits under any life insurance, disability, medical and dental plans being provided by the Corporation to the Executive at the Date of Termination, to the extent permitted by the terms of the applicable policy, for a period of 36 months from the Date of Termination or until the Executive secures alternative employment, whichever is shorter. If the Executive's participation in any such benefit plan is not permitted by the terms of the applicable policy, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive is entitled to receive under such benefit plan or to pay to the Executive such amount which, after the deduction of any income tax payable by the Executive in respect of such payment, would enable the Executive to purchase substantially similar coverage on an individual basis during such period; and (d) All club memberships held in the Corporation's name for the Executive's benefit at the Date of Termination shall be transferred to the Executive at no cost to the Executive and all club memberships annual and other mandatory user fees which have been fully paid or pre-paid by the Corporation may be retained without reimbursement by the Executive.

3.2 Except as otherwise provided in Section 3.1, the benefits payable pursuant to this Article shall not be reduced in any respect in the event the Executive shall secure or shall not reasonably pursue alternative employment following the termination of the Executive's employment.

                                    ARTICLE 4
                  NO CHANGE TO EXISTING EMPLOYMENT RELATIONSHIP

4.1 Nothing in this Agreement shall alter the terms and conditions of the Executive's employment with the Corporation except in the event of a Change of Control. Likewise, nothing in this Agreement shall have any impact upon the Executive's entitlement to receive severance at common law absent a Change of Control.


                                    ARTICLE 5
                        RELEASES AND PRE-PAYMENT OF DEBT

5.1 In order to receive any payments pursuant to this Agreement, then the Executive shall first be required to repay any amounts then due and owing by the Executive to the Corporation, and the Executive shall be required to execute a Release in a form satisfactory to the Corporation which releases the Corporation of any claims which the Executive may have as against the Corporation with respect to the termination of the Executive's employment.


                                    ARTICLE 6
                             ACCELERATION OF OPTIONS

6.1 Notwithstanding the provision of any Agreement to the contrary, in the event of a Change of Control, all of the Executive's existing unvested stock options shall be accelerated and vested immediately upon the Change of Control.

                                    ARTICLE 7
                                     GENERAL

7.1 The Executive shall not be prohibited from obtaining re-employment of any type after his termination.

7.2 The Executive agrees that after termination of his employment by him, he will tender his resignation from any position he may hold as an officer or director of the Corporation or any of its affiliated or associated companies.

7.3 If a Change of Control occurs, the Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses to a maximum of $50,000 which the Executive, the Executive's legal representatives or the Executive's family may reasonably incur arising out of or in connection with any litigation concerning the validity or enforceability of any provision of this Agreement, or any action by the Executive, the Executive's legal representatives or the Executive's family to enforce his or their rights under this Agreement regardless of the outcome of such litigation, and the Corporation agrees to pay interest, compounded quarterly, on the total unpaid amount payable under this Agreement until such amount is fully paid, such interest to be calculated at a rate equal to 2% in excess of the prime commercial lending rate for Canadian dollar demand loans announced from time to time by the Canadian Imperial Bank of Commerce during the period of such nonpayment.

7.4 This Agreement shall enure to the benefit of and be binding upon the Executive and his heirs, executors and administrators and upon the Corporation and its successors and assigns.

7.5 Nothing herein derogates from any rights the Executive may have under applicable law, except as set out in this paragraph. The parties agree that the rights, entitlements and benefits set out here are to be paid to the Executive in full satisfaction of all rights of the Executive under the Employment Standards Code R.S.A. 1980 as am. or any successor legislation from time to time and/or the applicable common law associated with wrongful termination claims.

7.6 Neither party can waive or shall be deemed to have waived any right set out in this Agreement except to the extent that such waiver is in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


PRUDENTIAL STEEL LTD.



Per: ____________________________________
c/s


Per: ____________________________________


SIGNED, SEALED AND )
DELIVERED in the )
presence of: )
)
) ____________________________________
) J. D. WILSON